                                                                      Exhibit 10


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made this 6th day of March, 2000, by and between Demegen Inc., a Colorado corporation
("Corporation"), and S. Robert Fatora, an individual residing at 1716 Garwood Lane, Vineland, New Jersey 08361 ("Employee").

                                    PREAMBLE

A. The Corporation is engaged in the business of research and development of lytic peptides and related substances for agricultural, nutritional, medical and other possible commercial applications (the "Corporation's Business"); and

B. The Corporation and the Employee desire to set forth in writing the terms under which the Employee will be employed by the Corporation.

Now therefore, in consideration of the mutual covenants and agreements set forth in this agreement and intending to be legally bound, the Parties to this agreement agree as follows:

SECTION 1. EMPLOYMENT. The Corporation agrees to employ the Employee and the Employee agrees to accept the employment in accordance with the terms and conditions described in this Agreement.

SECTION 2. DUTIES. The Employee shall serve as Chief Operating Officer - Pharmaceutical Products and shall be an officer of the Corporation and, in addition to accepting such employment, agrees to perform such duties as may be set from time to time by the President of the Corporation or his designee. The Employee shall make available to the Corporation his best efforts, knowledge, and experience. The Employee shall use his full time, best efforts, skills and abilities to faithfully and diligently perform and manage the day to day operations of the Corporation as directed by its President or his designee.

SECTION 3. EXTENT OF SERVICES. Except to the extent otherwise provided in this Agreement, the Employee shall devote his full time, attention, and energies to the performance of his duties and shall not be engaged in any other business activity, whether or not pursued for gain, profit or other pecuniary advantage. The Employee shall at all times faithfully and to the best of his ability perform his duties under this Agreement. The duties shall be rendered at the Corporation's offices in Pittsburgh, Pennsylvania, or at such other place or places and at such times as the needs of the Corporation may from time-to-time require.

SECTION 4. TERM. Unless earlier terminated in accordance with Section 6, the initial term of this Agreement shall begin on April 1, 2000 ("Effective Date"), and shall continue for a three (3) year period (the "Initial Term"). After the Initial Term, this Agreement will automatically renew on such terms and conditions as are in effect at the time of renewal or as may be agreed between the Parties unless either the Employee or the Corporation elects not to renew this Agreement and notifies the other party in writing at least ninety (90) days prior to the expiration date hereof.

SECTION 5. COMPENSATION.

5.1 Base Compensation. The Employee will receive a base salary of Two Hundred and Five Thousand Dollars ($205,000.00) per year, payable in accordance with the Corporation's standard payroll procedures and Federal, State, and local employment tax regulations. The Employee's Base Compensation will be increased to Two Hundred and Twenty-Five Thousand Dollars per year beginning April 1, 2001. The Employee's Base Compensation will be increased to Two Hundred and Fifty Thousand Dollars per year beginning April 1, 2002. The Employee's performance will be reviewed at least annually by the Corporation's Compensation Committee of the Board of Directors and increases, if any, will be made at the sole discretion of the Board of Directors.

5.2 Bonuses and Profit Sharing. The Employee shall be eligible for performance-based bonuses, but there is no assurance that bonuses will be paid. Bonuses will be paid, if at all, in the sole discretion of the Corporation's Board of Directors. The Employee shall be eligible for participation in any Stock Option Plans established from time to time by the Corporation.

5.3 Grant of Stock. Upon joining the Corporation, the Employee's shall be issued three hundred thousand (300,000) shares (the "Shares") of the Corporation's common stock ("Common Stock"). The Shares shall be "restricted" shares as defined in Rule 144 promulgated under the Securities Act of 1933, as amended.

5.4 IND Bonus Options. As an incentive to further the commercial applications of the Corporation's peptide technology, the Corporation agrees that during the term of this Agreement and any renewals or extensions thereof the Employee will receive for each initial new drug application of the Corporation ("IND") approved by the Federal Food and Drug Agency ("FDA"), or Investigator's IND filed on the direction of the Corporation, up to a maximum of six (6) INDs, an IND Bonus in the form of an incentive stock option ("ISO") which will entitle the Employee to purchase one hundred thousand shares (100,000) of Common Stock at an exercise price of forty-five cents ($.45) per share for the first three INDs and an exercise price of ninety cents ($.90) for the next three INDs. Each IND bonus option will expire on March 31, 2010 and will not be exercisable until (i) the effective date of the applicable IND(s) or (ii) March 1, 2007, whichever occurs first.

5.5 Commercialization Bonus Option. In addition, the Employee will receive three (3) commercialization bonuses in the form of an ISO which will entitle the Employee to purchase one hundred thousand shares (100,000) of Common Stock at an exercise price of forty-five cents ($.45) per share for the first bonus and ninety cents ($.90) for the next two bonuses. The commercialization bonuses will expire on March 31, 2010 and will not be exercisable until (i) the receipt by the Corporation of a payments to the Corporation totaling a minimum of One Million ($1,000,000) Dollars for a license or sale to a third party of a pharmaceutical application or (ii) March 1, 2007, whichever occurs first.

5.6 Funding Bonus. In addition, the Employee will receive a funding bonus in the form of an ISO which will entitle the Employee to purchase three hundred thousand (300,000) shares of Common Stock at an exercise price of forty-five cents ($.45) per share. The Funding Bonus will expire on March 31, 2010 and will not be exercisable until (i) the receipt by the Corporation of an equity infusion of at least eight million dollars ($8,000,000.00) or (ii) March 1, 2007, whichever occurs first. Notwithstanding the foregoing in the event such an equity infusion occur after December 31, 2001, the number of shares of Common Stock subject to the option will be reduced to two hundred thousand (200,000) shares.

5.7 Other Stock Option. In addition, the Employee will receive an ISO entitling the Employee to purchase two hundred thousand (200,000) shares of Common Stock at an exercise price of forty-five cents ($.45) per, fifty percent (50%) of which shall be vested April 1, 2001, and the remaining fifty percent (50%) shall be vested on April 1, 2002.

5.8 Benefits. The Employee shall receive four weeks of vacation a year, and comparable sick leave, group medical insurance and other fringe benefits as are made available to full-time employees of the Corporation as may be from time to time established by the Board of Directors of the Corporation.

5.9 Expenses. The Corporation shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in fulfilling his duties under this Agreement. The Employee shall provide the Corporation with written evidence of such expenses as required for compliance with the Internal Revenue Code (as amended), and the Employee shall fully comply with the Corporation's policies regarding pre-authorization of expenditures as may be defined from time to time by its Board of Directors. The Employee agrees to reimburse the Corporation immediately for any expense reimbursement to the Employee that is disallowed by the Internal Revenue Service, which reimbursement may not be waived by the Corporation.

5.10 Relocation Expenses. The Corporation will pay up to Twenty Thousand ($20,000) Dollars for expenses incurred by the Employee in relocating to the Pittsburgh, Pennsylvania area including moving expenses, closing costs, and two trips to Pittsburgh for his wife to look for housing. The Employee will also be reimbursed up to Two Thousand ($2,000) Dollars per month for six (6) months for temporary housing expense.

SECTION 6. TERMINATION.

6.1 For Cause The Corporation may terminate the Employee's employment at any time "for cause" with immediate effect upon delivering written notice to the Employee. For purposes of this Agreement, "for cause" shall include: (a) embezzlement, theft, larceny, material fraud, or other acts of dishonesty; (b) gross neglect or intentional disregard of Employee's duties under this Agreement or any other material violation by the Employee of this Agreement which is not cured within thirty (30) days after written warning from the Corporation; (c) conviction of or entrance of a plea of guilty or nolo contendere to a felony; (d) conviction of any crime involving moral turpitude; (e) gross insubordination or repeated insubordination after written warning from the Corporation; (f) unauthorized disclosure by the Employee of the confidences of the Corporation; or (g) material and continuing failure by the Employee to perform the duties described in Section 2 above in a quality and professional manner for thirty (30) days after written warning from the Corporation. Upon termination for cause, the Corporation's sole and exclusive obligation will be to pay the Employee his compensation for a period of one (1) months after the date of termination and the amount of any unused vacation or sick leave benefits earned through the date of termination.

6.2 Upon Death. In the event of the Employee's death during the Term of the this Agreement, the Corporation's sole and exclusive obligation will be to pay to the Employee's spouse, if living, or to his estate, if his spouse is not then living, the Employee's compensation for a period of
         (12) twelve months after the date of death if death occurs during the Initial Term of this Agreement, or (6) six months if death occurs after the Initial Term, and the amount of any unused vacation or sick leave benefits earned through the date of death.

6.3 Upon Disability. The Corporation may terminate the Employee's employment upon the Employee's total disability. The Employee shall be deemed to be totally disabled if he is unable to perform his duties under this Agreement by reason of mental or physical illness or accident. Upon termination by reason of the Employee's disability, the Corporation's sole and exclusive obligation will be to continue to pay the Employee his salary for a period of six (6) months after the date of termination, plus the amount of any unused vacation and sick leave benefits earned through the date of termination.

6.4 Without Cause. During the Term of this Agreement and only by action of its Board of Directors, the Corporation may terminate the Employee's employment without cause upon thirty (30) days written notice and with a continuation of payment to the Employee his salary after termination for (12) twelve months if termination occurs during the Initial Term of this Agreement, or (6) six months if termination occurs after the Initial Term, plus the amount of any unused vacation or sick leave benefits earned through the date of termination.

6.5 By the Employee. The Employee may terminate this Agreement at any time upon ninety (90) days written notice to the Corporation.

6.6 Termination by the Board of Directors. Any determination to terminate the Employee's employment under this Section 6 shall be made only by the Board of Directors of the Corporation.

SECTION 7. COVENANT NOT TO COMPETE.

         7.1 Covenant. During the term of this Agreement the Employee will not directly or indirectly:

         7.1.1 Enter into or attempt to enter into the "Restricted Business" (as defined below);

         7.1.2 induce or attempt to persuade any former, current or future employee, agent, manager, consultant, director, or other participant in the Corporation's Business to terminate such employment or other relationship in order to enter into any relationship with the Employee, any business organization in which the Employee is a participant in any capacity whatsoever, or any other business organization in competition with the Corporation's Businesses; or

         7.1.3 use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the Corporation's Business.

         7.1.4 or, for a period of one year after the termination of this Agreement directly or indirectly violate this agreement by conduct of any kind or in any way in violation the covenants contained in paragraphs 7.1.1 or 7.1.2. or the Corporation's proprietary information.

         7.1.5 The violation of the terms of paragraph 7.1.4 at any time during the term of this Agreement shall be grounds for dismissal for cause, and at any time after termination hereof shall be a breach of the Covenant Confidentiality Agreement

7.2 Indirect Activity The term "indirectly," as used in Section 7.1 above, includes acting as a paid or unpaid director, officer, agent, representative, employee of, or consultant to any enterprise, or acting as a proprietor of an enterprise, or holding any direct or indirect participation in any enterprise as an owner, partner, limited partner, member, joint or co-venture participant, shareholder, or creditor.

7.3 Restricted Business. The term "Restricted Business" means any business which is engaged in activities which are similar to the Corporation's Business. Nevertheless, the Employee may own less than five percent of the outstanding equity securities of a corporation that is engaged in the Restricted Business if the equity securities of such corporation are listed for trading on a national stock exchange or are registered under the Securities Exchange Act of 1934.


SECTION 8. SEVERABILITY. The covenants set forth in Section+7 above shall be construed as a series of separate covenants, one for each county in each of the states of the United States to which such restriction applies. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included in this Agreement, or shall find that the term or geographic scope of one or more of the separate covenants is unreasonably broad, the Parties shall use their best good faith efforts to attempt to agree on a valid provision which shall be a reasonable substitute for the invalid provision. The reasonableness of the substitute provision shall be considered in light of the purpose of the covenants and the reasonable protectable interests of the Corporation and the Employee. The substitute provision shall be incorporated into this Agreement. If the Parties are unable to agree on a substitute provision, then the invalid or unreasonably broad provision shall be deemed deleted or modified to the minimum extent necessary to permit enforcement.

SECTION 9. CONFIDENTIALITY. The Employee acknowledges that he will develop and be exposed to information that is or will be confidential and proprietary to the Corporation.

9.1 Information. The information includes but is not limited to research techniques, funding sources, trade secrets and other patent worthy information, marketing plans, pricing data, product plans, contracts, customer lists, mailing lists, goodwill, miscellaneous confidential information, or other intangible intellectual or otherwise proprietary property used or useful in connection with the Corporation's Business whether in written, photographic, digital, or in any other form of storage or retention as may be used by the Corporation.

9.2 Authorized Use. All such information shall be deemed confidential to the extent not publicly known. The Employee agrees to make use of such information only in the performance of his duties under this Agreement, to maintain such information in confidence and to disclose the information only in connection with fully authorized activities pursuant to this agreement or lawful order of a court, exchange or other governmental authority of competent jurisdiction, and agrees that he shall not use such information for his own personal benefit or for the benefit of third parties in any fashion.

9.3 Return of Confidential Information. Upon termination of his employment with the Corporation, all documents, records, notebooks, computer files and similar repositories containing confidential information of the Corporation, including copies thereof, then in the Employee's possession, whether prepared by him or others, shall be promptly returned to the Company within thirty (30) days. If at any time after the termination of employment the Employee determines that he has any confidential information in his possession or control, he shall immediately return to the Company all such confidential information, including all copies and portions thereof.

SECTION 10. INVENTIONS. If at any time or times during Employee's employment with the Company, he shall (whether before or after the execution of this Agreement and either alone or with others) make, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection)(herein called "Developments") that (a) relates to the then current business of the Company or any of the products or services being developed, manufactured or sold by the Company, (b) results from tasks assigned to him by the Company or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased, licensed or contracted for by the Company, or (d) relates in any manner to the proprietary information of the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and he shall promptly disclose to the Company (or any persons designated by it) each such Development and hereby assign any rights he may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without costor delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company. Upon disclosure of each Development to the Company, Employee shall, during his employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require, including but not limited to the following:

          (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

          (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection; or

          (ii) to, in any other manner requested by the Company, acknowledge that such Developments are Proprietary Information of the Company.

In the event the Company is unable, after all diligent effort, to secure Employee's signature on any letters patent, copyright, acknowledgment or other analogous protection relating to a Development, whether because of any physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designate and appoint the Company through its duly authorized officers as Employee's agent and attorney-in-fact, to act for and in Employee's behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous intellectual property protection thereon with the same legal force and effect as if executed by the Employee.

SECTION 11. REMEDIES. The Employee acknowledges that monetary damages would be inadequate to compensate the Corporation for any breach by the Employee of the covenants set forth in Sections 7, 9 and 10 above. The Employee acknowledges that the claim for the payment of any damages for breach of the provisions herein contained shall not preclude the Company from seeking injunctive or such other forms of relief as may be obtained in a court of law or equity, but that the Company, in lieu of or in addition to the remedy of damages, may seek injunctive relief prohibiting the Employee from breaching the provisions of this
Section 7 & 9 of this Agreement.

SECTION 12. NOTICES. Any notice under this Agreement shall be in writing and shall be effective when actually delivered in person or upon receipted delivery via courier, insured parcel delivery service, Federal Express, registered or certified U.S. mail, all postage prepaid and addressed to the Party at the address stated in this Agreement or such other address as either Party may designate by written notice to the other. Notice by facsimile shall be effective as of the date and time transmitted provided the sending Party maintains written evidence that the transmission was initiated and completed during normal business hours, was successfully received by the addressee, and was in a legible format.

SECTION 13. NO RELEASE. The terms of Sections 7 and 9 shall survive the termination or the term of this Agreement shall not release either Party from any obligations under Sections 7 and 9 or remedies pursuant to Section 10.

SECTION 14. WAIVER. The waiver by either party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

SECTION 15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 16. ARBITRATION. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise relating in any way to this Agreement or the Employee's employment with the Corporation, including any dispute as to the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the Parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association in Pittsburgh, Pennsylvania or any location of the Corporation's headquarters at the time of the referral, and judgment upon the award rendered by arbitration may be entered in any court having competent jurisdiction thereof.

SECTION 17. AGREEMENT BINDING. This Agreement shall be binding upon the respective heirs, executors, administrators, successors and assigns of the Parties hereto.

SECTION 18. COUNTERPARTS. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the Parties hereto even though all the Parties are not signatories to the original or the same counterpart.


IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first written above.

ATTEST:                                     Demegen, Inc.


/s/ Mary L. Silverberg                      By: /s/ Richard D. Ekstrom
---------------------------                     -----------------------
Title:   Secretary                          Title:  President


WITNESSED BY:                               EMPLOYEE


/s/ Donna Fatora                            /s/ S. Robert Fatora
---------------------------                 ------------------------------------
                                            S. Robert Fatora